Exhibit 10.7

Certain information has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K because such information (i) is not material and (ii) is the type of information the registrant treats as private or confidential. Information that has been so redacted from this exhibit has been marked with “[***]” to indicate the omission.

MEMORANDUM OF AGREEMENT

ON

RESEARCH CONTRACT

BETWEEN

UNIVERSITI MALAYA

AND

MEDIKA NATURA SDN. BHD.

COMPANY REGISTRATION NO.: [***]

This AGREEMENT is made as of the 17th day of October 2024.

BETWEEN

UNIVERSITI MALAYA, a public university established under the laws of Malaysia, having its address at [***]which for the purpose of this Agreement is represented by Faculty Of Medicine (hereinafter referred to as “UM”) of one part;

AND

MEDIKA NATURA SDN. BHD, Registration No: [***], a company incorporated under the laws of Malaysia and having its address at [***] (hereinafter referred to as “Medika”) of the other part.

WHEREAS: -

A.	Medika has commissioned the University of Malaya (UM) to conduct Research using animal models to investigate the effects of the drugs and the mechanisms behind their actions.

B.	UM, led by Principal Investigator [***] (hereinafter referred to as the ‘Project Leader’) and supported by Co-Principal Investigator [***] (hereinafter referred to as the ‘Project Member’), agrees to provide research services for the project and its development.

C.	Medika will supply the necessary research materials for the R&D activities covered by this Agreement. The Faculty of Medicine at UM will operate the facilities involved in the research, provided these facilities are related to the approved research activities as stipulated by Medika.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement, except insofar as the context or subject matter otherwise indicates or requires, the following terms and expressions shall have the following meanings:

“Agreement”	shall mean the documents forming this Agreement together with all Schedules and/or Annexures to it, which such documents taken together shall be complimentary of one another;

“Background Intellectual Property”	shall mean any Intellectual Property rights owned or controlled by a Party either (i) prior to the commencement of this Agreement or (ii) independently and outside the scope of the work performed pursuant to the Project and which is made available by a Party or Parties to carry out the research work in relation to the Project;

“Confidential Information”	shall mean all information passing from a Party (“Disclosing Party”) to the other Party (“Receiving Party”) in this Agreement relating to the Project, including, without limitation to, (i) financial information, reports or findings, studies, consultations, methodologies, proposals, systems, programs, strategies, improvements, discoveries, innovations, inventions, trade secrets, drawings, know-how, source and object codes, arrangements and agreements with third parties, formulae, concepts not reduced to material form, designs, plans and models whether given orally or in writing (ii) any derivations of any information or data which embodies, contains or describes the Confidential Information, and (iii) any other data or information designated by the Disclosing Party to be confidential or relating to the current or prospective activities or businesses of the Disclosing Party. The Confidential Information shall also include such information or data that may be in the possession of a Party’s employees or management;

“Intellectual Property”	shall mean all rights in relation to inventions (including patents), registered and unregistered trademarks (including service marks), copyright, circuit layouts, registrable designs, registrable plant varieties, processes, know-how, mathematical algorithm and confidential information in the industrial, scientific and artistic fields, including application or right to apply for registration of any of those rights;

“Project”	A Preclinical Study on the Effect of Standardized Kaempferia Parviflora Extract (Pervira®) on Myocardial Ischemia in an Aging Rat Model

“Project Details”	shall mean the descriptions and details of the Project specified in Part 1 of Schedule A;

“Project Leaders”	shall mean persons appointed by the Parties to lead the collaborative research work in relation to the Project as specified in Schedule B;

“Project Member”	shall mean a member of the Project which consists of representative of each Party as listed in Schedule B;

“Project Milestone”	shall mean the milestones of the Project as specified in Part 2 of Schedule A;

“Project Intellectual Property”	shall mean any Intellectual Property rights arising from or in the course of the implementation of the Project.

2.	THE SCOPE OF THE AGREEMENT

2.1	In consideration of and subject to the terms of this Agreement and all applicable laws, UM and Medika shall carry out the Project in accordance with the Project Details as specified in Part 1 of Schedule A and Project Milestone as specified in Part 2 of Schedule A of this Agreement.

2.2	The Party/ Parties agree that the implementation of the Project shall at all times be led by the Project Leader and Project Member as specified in Schedule B. It is agreed that the service of the Project Leader and the Project Member shall not be terminated, replaced or substituted without the prior consultation and agreement in writing by both Parties.

2.3	The Party/ Parties shall carry out the Project with due diligence and in conformity with sound technical practices and shall act at all times so as to protect the interest of both Party/ Parties.

3.	EFFECTIVE DATE OF THE AGREEMENT

3.1	This Agreement shall be effective from 17 October 2024 for a period of TWO (2) years or until the completion of the Project, whichever is earlier. This agreement may be extended in writing by both Parties.

3.2	Notwithstanding the effective period of the Agreement as specify under clause 3.1 above, the Project may be terminated earlier in accordance with this Agreement.

4.	OBLIGATIONS OF THE PARTIES

4.1	General Duties

a)	Each Party/ Parties hereby undertakes to use all reasonable endeavours to perform and enable the other Party/ Parties to perform in time the tasks assigned to each Party/ Parties in the implementation of the Project in accordance to the Project Details and Project Milestones as specified in Schedule A.

Each Party/ Parties hereby undertakes to perform the task assigned to each Party/ Parties in proper manner and in accordance with good management practice and shall comply with the present laws and statutes.

b)	Each Party/ Parties hereby undertakes to assist and cooperate with each other in the performance of the Project. Such assistance and cooperation shall include the provision of materials, facilities, data and information as may be reasonably required to satisfactorily perform the Project.

4.2	Obligations of UM

4.2.1	In addition to the general duties, the duties and obligations of UM shall be as follows:

a)	to prepare the proposal for the project

b)	to secure and finalise the data for the study;

c)	to ensure that the approval and ethics clearance is obtained from relevant authorities for this study in the respective regional study areas and the ethics is under the purview of the P.I.;

d)	to prepare and provide interim report on the progress of the Project to Medika on every third (3rd) month;

e)	to prepare and provide detailed reports including pictures on the progress of the Project to Medika every twelve (12) months and at the end or completion of the Project.

f)	to write up and submit ONE (1) scientific paper for publication in a ISI-INDEX journal;

g)	to recognise the collaborating centre by offering co-authorship(s) of the project to its regional principal investigator(s) and any other person(s) who have constructively contributed to the study;

h)	to take all necessary and reasonable measures to ensure protection of the voluntary rights of the study subjects (if any) and also the authenticity of the data; and

i)	to take all necessary and reasonable measures during the course of the project to ensure the project success and improve its outcomes, including but not limited to:

a.	providing timely notifications to all relevant team members of any findings that may affect the success of the project and

b.	providing timely notifications to all relevant team members of any proposed amendments to the project plan,

c.	responding and incorporating feedback from stakeholders or team members, and

d.	making necessary amendments and actions after obtaining the consent of all relevant team members.

j)	to take all necessary and reasonable measures to ensure project is conducted within the proposed and estimated budget in accordance to Clause 5.

k)	to take all necessary and reasonable measures to ensure the safekeeping of all materials and consumables, and to ensure their use is strictly limited to the research project specified in this agreement.

4.2.2	UM shall appoint a Project Leader and a Project Members as specified in Schedule B for the provision of the Project. It is agreed that the service of the Project Leader and Project Member shall not be terminated, replaced or substituted without the prior consultation and agreement in writing by both Party/ Parties.

4.2.3	The Parties agree that the Project shall at all times be led by the Project Leader and Project Member selected by UM at the recommendation of the Project Leader.

4.3	Obligations of Medika

In addition to the general duties, the duties and obligations of Medika shall be as follows:

a)	ensure adherence to applicable federal and state laws and regulations and programme guidelines;

b)	review and approve all documentation evidencing UM’s performance of services as specified in Schedule A and monitor UM’s compliance with the Agreement;

c)	provide funding and research materials to UM in accordance with the financial arrangement specified in Clause 5, Schedule C and Schedule D;

d)	to take all necessary and reasonable measures to ensure protection of the voluntary rights of the study subjects (if any) and also the authenticity of the data;

5.	FINANCIAL ARRANGEMENT OF THE PROJECT

5.1	The financial arrangement and schedule for the Project are outlined in Schedule C and Schedule D, respectively. The budget is based on estimated costs, and the actual amount will be determined based on actual invoices and payments. Any deviations from the agreed financial arrangement must be notified in writing to Medika Natura Sdn Bhd with appropriate reason.

6.	CONFIDENTIALITY

6.1	The Parties shall take all reasonable actions to keep confidential all results or information created as part of the Research Contract.

6.2	Each Party shall take all reasonable actions to keep confidential all Confidential Information communicated by the Disclosing Party which information is stated or understood to be confidential at the time of communication.

6.3	The obligations of confidentiality contained in this Agreement shall not apply to any Confidential Information which:

a)	has been made public by the Disclosing Party or by others with the permission of the Disclosing Party;

b)	is independently received from a third party who is free to disclose it;

c)	is in the public domain or is a compilation of material in the public domain; or

d)	is required to be disclosed by order of court or any applicable government authority or under any applicable law. The Disclosing Party must be promptly notified of such order and given the opportunity to seek an appropriate protective order

6.4	The following acts shall not be deemed to be a breach of the above provided that all copies of information supplied is marked confidential by UM or Medika to be used only for the purpose supplied:

a)	It has necessarily been disclosed by the Receiving Party to its customers or users of the products or to their sub-contractors for use, installation, repair, overhaul or other necessary work on or with the products in connection with the receiving party’s normal sales, demonstration and service activities.

b)	Its disclosure was necessary to bona fide sub-contractors and bidders to enable them to perform their contract or make bids to the receiving party.

6.5	Upon termination of this agreement, the Parties agree to return all information received from the Disclosing Party at the request of the Disclosing Party and keep confidential for five (5) years after the termination or expiry of the Agreement.

6.6	The confidentiality obligations set forth in this Agreement shall not replace, amend, or void the terms of any prior Non-Disclosure Agreement (NDA) between the parties or between any of the project team members. The obligations under the NDA remain in full force and effect, and the confidentiality provisions of this Agreement shall apply in addition to, and not in substitution for, the obligations contained in the prior NDA. In the event of any conflict between the NDA and this Agreement, the stricter confidentiality obligation shall prevail.

7.	OWNERSHIP OF INTELLECTUAL PROPERTY

7.1	Each Party shall remain as the owner of all and any Background Intellectual Property and/or any Project Intellectual Property created, developed or reduced to practice solely by the personnel of the respective Party during the period of the Project (hereinafter referred to as the “Project IP of the Party”), and subject to this Agreement, each Party agrees not to use any of the Background Intellectual Property and/or Project IP of the Party belonging to the other Party except for the purpose of this Agreement. Each Party acknowledges and confirms that nothing contained in this Agreement shall give it any right, title or interest in or to the Background Intellectual Property and/or Project IP of the Party belonging to the other Party save as granted by this Agreement.

7.2	The Parties acknowledge that the Project Intellectual Property rights may arise from the implementation of the Project. Therefore, the Parties undertake and agree that any patent and/or any other Intellectual Property developed or created during the Project and funded by Medika shall solely belongs to Medika. Any other intellectual property that is jointly funded and created during the Project (hereinafter referred to as the “Joint Project Intellectual Property”) shall be jointly owned by UM and Medika in equal shares. The Parties shall decide, by mutual agreement in writing, whether to file, prosecute and maintain intellectual property protection of the Joint Project Intellectual Property and the relevant Party who shall have conduct of the filing, prosecution and maintenance of the intellectual property protection of the Joint Project Intellectual Property (hereinafter referred to as the “Lead Party”). The Parties shall equally bear all costs resulting from these acts.

7.3	Notwithstanding any provisions to the contrary, UM is hereby granted an irrevocable, non-exclusive and royalty free right license to use all Project Intellectual Property for its own internal, non-commercial, academic, research and teaching purposes only.

7.4	In the event of any commercial exploitation of the Joint Project Intellectual Property, the Parties shall negotiate in good faith to establish a mutual written agreement fair to the Parties for such commercial exploitation.

8.	PUBLICATION

Notwithstanding any other provisions to the contrary contained herein and subject to Clause 6 (Confidentiality), either Party may publish materials relating to the Project, Provided that:

8.1	All materials prepared for publication by a Party (the “Submitting Party”) shall be forwarded to the other Party for written permission to publish at least one (1) month prior to the submission for publication or disclosure to a third party, for which the written permission shall not be unreasonably withheld; and

8.2	If at any time during or within the said period of one (1) month the other Party requests the Submitting Party not to proceed with the publication or disclosure of the material in the form submitted, then the Submitting Party will either: -

(i)	amend the material as requested by the other Party/ Parties ; or

(ii)	delay the publication or disclosure until such time as the other Party reasonably deems such publication or disclosure to be possible or appropriate in view of any commercially sensitive information contained therein.

8.3	Clause 8.1 and 8.2 has no application to all or any material submitted for examination leading to the award of a degree, provided all examiners are subject to confidential obligations. The submission of a thesis or dissertation for academic assessment shall remain subject to the confidentiality and publication provisions of this Agreement, and the material will be treated as confidential in accordance with these terms, provided that:

(i)	The thesis is subject to an embargo or restricted access for a period agreed upon by the Parties; or

(ii)	The academic institution takes appropriate measures to ensure that any public release of the thesis does not disclose Confidential Information or intellectual property that remains subject to protection.

In such cases, the institution is responsible for ensuring that Confidential Information is safeguarded and that the thesis remains bound by the confidentiality and publication terms outlined in this Agreement.

9.	OTHER ACTIVITIES

The existence of this Agreement shall not prevent either Party from engaging in any other activities similar to or in competition with those of the subject matter of this Agreement, nor shall it prevent any Party from developing or exploiting other services and/or processes, provided always that either Party shall not utilize any Background Intellectual Property belonging to the other Party/ Parties or Project Intellectual Property without obtaining the prior written consent of the other Party/ Parties.

10.	ADVERTISING

Either Party shall, in making any public statement regarding the Project, or in relation to any information, product, process or invention developed as a result of the Project, as the case may be, include in such public statement, an acknowledgement of the services and cooperation received from the other Party. However, each of the Parties undertakes that it shall not use the other Party name and logo in any such information, product, advertisement or publication without the prior written approval of the other Party.

11.	WARRANTIES

11.1	The Parties shall ensure that the services and technical assistance provided by both Party/ Parties in relation to this Agreement are provided with due care, diligence and skill reasonably expected of professional persons providing services of the kind described. The Parties makes no other warranty or assurances with respect to the services and technical assistance carried out in relation to this Agreement or to its quality, accuracy or suitability for any purpose.

11.2	It is the duties of both Parties, to the best of their knowledge, to ensure that the IPRs related to the Project do not infringe any third-party intellectual property rights, to avoid any claims, losses, damages and/or costs suffered in the event of a breach of existing third-party intellectual property rights.

12.	LIABILITY

12.1	Each Party shall not be liable to the other Party for any loss nor damage arising from its failure to perform work on time or within estimated costs, provided that the said Party has used its reasonable endeavours in all respects.

12.2	Each Party shall indemnify and hold harmless the other Party against all demands, claims, liabilities, loses, damages, legal costs and other expenses of any nature whatsoever, including infringement of any third-party intellectual property rights which may be asserted against or suffered by the other Party and which relate to or arise under this Agreement, but excluding any liability to the extent that results from the reckless misconduct or wilful default of the other Party.

13.	TERMINATION

13.1	Notwithstanding the provision of Clause 6, Clauses 7, 8, 9, and 11 shall survive and be of full effect after expiry or termination of this Agreement.

13.2	Notwithstanding anything contained in this Agreement, any Party may terminate this Agreement for any reason whatsoever by giving at least three (3) months prior notice in writing to the other Party and the Party shall consult each other to agree on a reasonable program of work for the notice period leading up to termination date.

13.3	If either Party commits a material breach of this Agreement, the other Party/ Parties may request in writing that the breach be remedied. If the Party/ Parties committing the breach does not remedy it within sixty (60) days, then the other Party may terminate this Agreement immediately without further notice.

13.4	The Parties agree that UM may immediately terminate this Agreement by notice in writing to in the following circumstances:

a)	the making or filing of any application to liquidate or wind up Medika (other than for the purpose of reconstruction or amalgamation) under any law or government regulation relating to bankruptcy or insolvency whether by a third party or by Medika;

b)	the appointment of a receiver or administrator over all or substantially all of the property of Medika; or

c)	the making by Medika of an assignment or attempted assignment for the benefit of its creditors.

13.5	Any termination of this Agreement pursuant to Clauses 13.3 or 13.4 shall be without prejudice to the rights of the Party terminating to seek and obtain damages for any breach of this Agreement by the other Party.

13.6	Upon termination or expiry of this Agreement, the Parties shall forthwith cease all research works.

13.7	Termination shall not affect any right which either Party/ Parties has accrued up to and on the termination date.

13.8	Upon termination or expiration of this Agreement all expenses previously paid including equipment purchased in respect of the Research Contract shall remain the property of UM, and Medika shall make no claim in respect thereof and Medika further agrees to pay to UM all fees accrued or due but unpaid as at the date of such termination or expiration within fourteen (14) days of the date of termination.

14.	DISPUTE SETTLEMENT

If there is a dispute between the Party/ Parties then:

14.1	the Parties must discuss the dispute initially with a view to settling the dispute amicably; then

14.2	In the event that the Party/ Parties are unable to agree on any settlement or arrangement, either Party/ Parties may take the dispute to a court of law.

15.	GENERAL

15.1	No Party shall assign any or all of its rights under this Agreement without the prior written consent of the other institutions.

15.2	This Agreement shall be read and construed according to the laws presently in force in Malaysia. The Parties agree to submit any dispute that may arise in relation to this Agreement to the jurisdiction of the Courts of Malaysia following unsuccessful amicable settlement.

15.3	Any amendment, revision, or change to the terms of this Agreement must be made in writing, mutually agreed on and signed by the Parties.

15.4	Should any provision of this Agreement be held by a Court of law to be unlawful, invalid, and unenforceable or in conflict with any rule, statute, ordinance or regulation, the validity and enforceability of the remaining provisions shall not be thereby affected.

15.5	Any notice approval, consent, request or other communication required or permitted to be given or made under this Agreement shall be delivered to the address of the Party shown below or to such other addresses or facsimile numbers as may be notified in writing by the Party from time to time. Any notice sent by hand shall be deemed to have been received within twenty-four (24) hours from the time it was dispatched and in the case of service by A.R. Registered post, shall be deemed to have been received within seven (7) days after posting:

If to UM

Address	:	[***].
Tel No.	:	[***]
Email	:	[***]
Attention	:	[***]

If to Medika

Address	:	[***]
Tel No.	:	[***]
Email	:	[***]
Attention	:	[***]

15.6	Nothing in this Agreement shall be construed as establishing or creating a partnership or a relationship of master and servant between any of the Parties hereto or as constituting any Party as an agent or representative of the other Party for any purpose or in any manner whatsoever.

15.7

a)	The waiver by a Party in respect of any breach of a term of this Agreement by the other Party shall not be deemed to be a waiver in respect of any other terms or of any subsequent breach of that term.

b)	The failure of a Party to enforce at any time any term of this Agreement shall in no way be interpreted as a waiver of such term.

15.8	This Agreement constitutes the entire agreement between the Parties. Notwithstanding Clause 6.6 above, any prior arrangements, agreements, representations or undertakings are hereby superseded.

15.9	The Parties shall not be bound by any amendment of or addition to this Agreement except where the Parties have agreed expressly in writing to be so bound.

15.10

a)	If either Party to this Agreement is temporarily unable by reason of force clause majeure or the Government intervention to meet any of its obligations under this Agreement, and if such Party gives to the other Party a prior written notice of the event within fourteen (14) days after its occurrence, such obligations of the Party as it is unable to perform by reason of the event shall be suspended for as long as the inability continues.

b)	Neither Party shall be liable to the other Party for loss or damage sustained by such other Party arising from any event referred to in sub-clause 16.10 (a).

c)	The term “force majeure” as employed herein shall mean acts of God, strikes, lock outs or other industrial disturbance, war, insurrection, riots, epidemics, pandemics, landslides, earthquakes, storms, lightning, floods, civil disturbances, explosions, and any other similar events not within the control of either Party and which by the exercise of due diligence neither Party is able to overcome.

15.11	In this Agreement except to the extent that the context otherwise requires:

a)	words denoting the singular include the plural and vice versa;

b)	words denoting individuals or persons include bodies corporate and vice versa;

c)	headings are for convenience only and shall not affect interpretation;

d)	reference to any document or agreement includes reference to such document or agreement as amended, supplemented, varied or replaced from time to time;

e)	words denoting any gender include all genders; and

f)	where any word or phrase is given a defined meaning in this Agreement any part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning.

15.12	Time whenever mentioned shall be of the essence of this Agreement.

15.13	Stamp Duty & Costs

a)	The stamps duty, if any, on this Agreement, shall be borne equally by the Parties.

b)	The Parties shall bear its own costs and expenses for preparing approving and completing this Agreement.

16.	LIST OF SCHEDULES

The following Schedules shall form part of this Agreement:

a)	Schedule A - Project Details & Project Milestones

b)	Schedule B - Project Leader & Project Member

c)	Schedule C - Financial Arrangement

d)	Schedule D – Payment Schedule from MEDIKA to UM

[THE REMAINDER OF THIS PAGE IS LEFT BLANK]

IN WITNESS WHERE OF the Parties have here to cause this Agreement to be signed in their respective names on the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
UNIVERSITI MALAYA	MEDIKA NATURA SDN BHD.

/s/ [***]	/s/ Abdul Razak Mohd Isa
[***]	Name ABDUL RAZAK MOHD ISA
[***]	Designation: Chief Executive Officer

Date: 07 November 2024	Date: 07 November 2024

In the presence of:	In the presence of:

/s/ [***]	/s/ Mustadza Muhamad
[***]	Name: MUSTADZA MUHAMAD
Designation: [***]	Designation: Chief Operating Officer

SCHEDULE A

[OMMITTED]

SCHEDULE B

PROJECT TEAM

[OMMITTED]

SCHEDULE C

FINANCIAL ARRANGEMENT

[OMMITTED]

SCHEDULE D

ACCOUNT DETAILS

[OMMITTED]